UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2010

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On August 12, 2010, Genco Shipping & Trading Limited (“Genco”) executed a Loan Agreement (the “Loan Agreement”) and other definitive documentation for a $100 million secured term loan facility.  Genco had previously announced the commitment letter for this facility in its preliminary prospectuses for its recently completed concurrent offerings of convertible notes and common stock.  Crédit Agricole Corporate and Investment Bank, who is also acting as Agent and Security Trustee; and Crédit Industriel et Commercial; and Skandinaviska Enskilda Banken AB (publ) are the lenders under the facility.

Genco intends to use the facility to fund or refund to it a portion of the purchase price of the acquisition by subsidiaries of Genco of five vessels from affiliates of Metrostar Management Corporation.  The facility is to be drawn down in five equal tranches of $20,000,000 each, with one tranche per vessel. Availability of each tranche of the credit facility will be subject to our acquisition of each of the five vessels and other conditions and documentation relating to the collateral securing the credit facility. The facility has a final maturity date of approximately seven years from the date of the first drawdown, and borrowings under the facility bear interest at LIBOR for an interest period of one, three or six months (as elected by Genco), plus a margin of 3.00% per annum. A commitment fee is payable on the undrawn committed amount of the facility, which begins accruing on the date on which Genco entered into the Loan Agreement. Borrowings are to be repaid quarterly, with the outstanding principal amortized on a 13-year profile, and any outstanding amount under the facility to be paid in full on the final maturity date. Borrowings under the facility are secured by first priority mortgages on the five vessels in addition to security being provided over other related assets.  Five of Genco’s subsidiaries, each of which owns or is to own one of the five vessels, are acting as guarantors under the facility.

The Loan Agreement requires Genco to comply with a number of covenants, including financial covenants related to leverage, consolidated net worth, consolidated interest coverage and dividends; negative pledge requirements; requirements to deliver quarterly and annual consolidated financial statements; requirements to maintain adequate insurances; prohibitions on changes in the commercial and technical manager of the vessels; and other customary covenants. The Loan Agreement includes usual and customary events of default and remedies for facilities of this nature.

The foregoing description of the new secured term loan facility and the related  Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01.         Completion of Acquisition or Disposition of Assets.

On August 16, 2010, Genco took delivery of the Genco Auvergne, a 57,981 dwt Supramax vessel, and the Genco Picardy, a 55,257 dwt Supramax vessel.  Genco had agreed to buy the vessels under the terms of agreements that Genco entered into with Setaf SAS, certain of its subsidiaries, and its parent company, Bourbon SA.  The Genco Auvergne and the Genco Picardy are the fifth and sixth vessels, respectively, of 13 vessels to be acquired by Genco under such agreements.  An additional three vessels are to be delivered to Genco under such agreements and immediately resold to Maritime Equity Partners, LLC, a company controlled by Genco’s Chairman, Peter C. Georgiopoulos, at Genco’s purchase price.

Genco paid a total purchase price of approximately $35.7 million for the Genco Auvergne and approximately $29.6 million for the Genco Picardy, which Genco financed with available cash, including proceeds from its recently completed concurrent offerings of 5.00% Convertible Senior Notes due August 15, 2015 and common stock, as well as cash from operations.  On July 16, 2010, Genco entered into a commitment letter for a $253 million senior secured term loan facility and, upon the closing of this credit facility, intends to use the credit facility to refund $20 million associated with the purchase of the Genco Auvergne and $15 million associated with the purchase of the Genco Picardy for a total of $35 million.

A copy of Genco’s press release announcing the delivery of these vessels to Genco is attached hereto as Exhibit 99.1.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1
Loan Agreement, dated as of August 12, 2010, by and among Genco Shipping & Trading Limited as Borrower, the banks and financial institutions listed in Schedule 1 thereto as Lenders, the companies listed in Schedule 2 thereto as Guarantors on a joint and several basis and Crédit Agricole Corporate and Investment Bank, as Agent and Security Trustee.

99.1	Press Release dated August 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE:  August 16, 2010

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Loan Agreement, dated as of August 12, 2010, by and among Genco Shipping & Trading Limited as Borrower, the banks and financial institutions listed in Schedule 1 thereto as Lenders, the companies listed in Schedule 2 thereto as Guarantors on a joint and several basis and Crédit Agricole Corporate and Investment Bank, as Agent and Security Trustee.

99.1	Press Release dated August 16, 2010.